Exhibit 8.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction of Organization
trivago Services B.V.
trivago Services US LLC
trivago Spain S.L.U.
Base7booking.com S.à.r.l. (in liquidation)
Base7Germany GmbH
Myhotelshop GmbH[1]
Myhotelshop Spain S.L.[1]
TGO (Thailand) Ltd.
trivago Hong Kong Ltd.
trivago (Shanghai) Information Consulting Co. Ltd.
trivago Hotel Relations GmbH
trivago Hotel Relations Spain S.L.U.
Tell Charlie B.V.
Stichting trivago Warehousing
The Netherlands United States Spain Switzerland Germany Germany Spain Thailand Hong Kong China Germany Spain The Netherlands The Netherlands

(1) We hold a share in myhotelshop GmbH of 49.0% and we do not have a controlling financial interest in myhotelshop. Myhotelshop Spain S.L. is a 100% subsidiary of myhotelshop GmbH.